Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: October 28, 2011

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES THIRD

QUARTER 2011 RESULTS AND DECLARES CASH

DIVIDEND

•	Diluted earnings per common share increased to $0.12 for the quarter ended September 30, 2011 from $0.11 in the prior quarter ended June 30, 2011

•	Cash dividend declared in the amount of $0.05 per share

•	Originated loans increased $20.4 million during the quarter ended September 30, 2011

•	Non-interest demand deposits at September 30, 2011 increased to 18.9% of totals deposits compared to 17.5% at June 30, 2011

•	Initiated repurchase program of up to approximately 782,000 shares, of which 69,300 were repurchased during the quarter ended September 30, 2011

•	Common stock warrant issued to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program was repurchased for $450,000

Olympia, WA – HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended September 30, 2011 of $1.84 million compared to net income of $1.71 million for the quarter ended September 30, 2010 and $1.69 million for the linked-quarter ended June 30, 2011. The net income applicable to common shareholders for the quarter ended September 30, 2011 was $0.12 per diluted common share, compared to $0.15 per diluted common share for the quarter ended September 30, 2010 and $0.11 per diluted common share for the linked-quarter ended June 30, 2011.

Net income applicable to common shareholders for the nine months ended September 30, 2011 was $4.3 million, or $0.28 per diluted common share, compared to $2.6 million, or $0.23 per diluted common share, for the nine months ended September 30, 2010.

Mr. Vance commented, “We are pleased that we continued to experience growth in net income in the quarter and we were able to achieve a modest increase in earnings per share over the 2nd quarter. Earnings per share were down from the same quarter last year essentially due to the increased number of shares outstanding as a result of our capital raise in December of last year. We are also pleased to report that we continue to experience organic loan growth, including the important Commercial and Industrial sector.”

Balance Sheet

The Company’s total assets increased slightly to $1.37 billion at September 30, 2011 from $1.34 billion at June 30, 2011. The increase in assets was funded by a $29.7 million increase in deposits during the quarter ended September 30, 2011. Total assets increased $114.6 million from September 30, 2010 as a result of the assets acquired from the Pierce Commercial Bank acquisition which occurred in the quarter ended December 31, 2010.

Total originated loans (not including loans held for sale) increased $20.4 million to $802.9 million at September 30, 2011 from $782.5 million at June 30, 2011. This was primarily due to increases of $16.5 million in commercial business loans and $5.2 million in commercial construction. At September 30, 2011, real estate construction loans accounted for $70.6 million, or 8.8% of total originated loans, of which $23.3 million, or 2.9% of total originated loans, were single-family residential construction loans.

Total deposits increased $29.7 million to $1.14 billion at September 30, 2011 from $1.11 billion at June 30, 2011. Total non-maturity deposits increased $34.2 million to $788.8 million at September 30, 2011 from $754.5 million at June 30, 2011 while certificate of deposit accounts decreased $4.5 million to $348.7 million at September 30, 2011 from $353.2 million at June 30, 2011. As a result, non-maturity deposits to total deposits increased to 69.3% at September 30, 2011 from 68.1% at June 30, 2011. In addition, non-interest demand deposits to total deposits increased to 18.9% at September 30, 2011 from 17.5% at June 30, 2011.

At September 30, 2011, the Company’s stockholders’ equity to total assets decreased to 15.1% compared to 15.4% at June 30, 2011. The decrease was partly due to common stock repurchases in the amount of $790,000 and the repurchase of the common stock warrant issued to the U.S. Treasury Department pursuant to the TARP Capital Purchase Program in the amount of $450,000. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at September 30, 2011 of 14.1%, 20.4% and 21.7%, respectively, as compared to 14.4%, 20.4% and 21.6% at June 30, 2011, respectively.

Mr. Vance continued, “As I have already noted, we were able to once again grow our originated loan portfolio organically for the third consecutive quarter. And we were able to grow across all sectors with the exception of single family construction loans which declined as expected. In addition to loan growth we were also able to grow our non-interest bearing demand deposits to 18.9% of total deposits and our non-maturity deposits to 69.3% of total deposits. With our focus on non-maturity deposits, we were able to reduce our cost of interest bearing deposits 5 basis points to 0.70% which is down from the second quarter’s cost of 0.75%.”

Credit Quality

The allowance for loan losses on originated loans at September 30, 2011 increased by $376,000 to $22.4 million from $22.0 million at June 30, 2011. Nonperforming originated loans to total originated loans was 2.9% at September 30, 2011, an increase from 2.6% at June 30, 2011. Nonaccrual originated loans increased $2.0 million to $25.8 million due to a $4.2 million increase in nonaccrual real estate construction and land development loans partially offset by a $2.3 million decrease in nonaccrual commercial business loans. The increase in nonaccrual real estate construction and land development loans was due to the transfer to nonaccrual status of a $4.8 million condominium project loan in central Washington which was previously classified as “restructured”. The decrease in nonaccrual commercial business loans was partially due to two loans totaling $1.2 million which were transferred to other real estate owned.

The allowance for loan losses to nonperforming originated loans was 94.7% at September 30, 2011 compared to 109.4% at June 30, 2011. Potential problem originated loans were $39.0 million at September 30, 2011, a decrease of $8.3 million from $47.3 million at June 30, 2011. The decrease was primarily due to the reclassification of certain loans from potential problem loans to restructured originated performing loans. During the quarter ended September 30, 2011, approximately $7.1 million in performing originated loans were classified as troubled debt restructurings as a result of the Company broadening definitions of concessions and borrowers having financial difficulty, which would warrant classification as troubled debt restructurings. The Company believes that its allowance for loan losses is appropriate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2011.

Nonperforming originated assets were $27.8 million, or 2.2% of total originated assets, at September 30, 2011, compared to $25.7 million, or 2.0% of total originated assets, at June 30, 2011. Other real estate owned was $2.6 million at September 30, 2011 (of which $588,000 was covered by FDIC loss sharing agreements) compared to $1.9 million at June 30, 2011.

Mr. Vance added, “While we continue to believe that we will see improving credit quality, we have repeatedly cautioned over the past several quarters that there may be periodic bumps on the road to improvement. Thoughtful and careful problem loan resolution is not often linear. As already noted in this earnings release, this quarter reflected a small increase in nonperforming assets as we moved a previously classified central Washington condo loan to non-accrual status. We had previously allocated adequate provision for this loan and, therefore, no additional provision for this loan was deemed necessary.”

“Additionally, our net charge-offs for the 3rd quarter were the lowest they have been since 2005. We remain comfortable with our overall credit metrics, and we continue to have a strong loan loss reserve with a 94.7% coverage ratio to non-performing originated loans.”

Operating Results

Net interest income increased $4.6 million, or 36.4%, to $17.3 million for the quarter ended September 30, 2011 compared with $12.7 million for the same period in 2010. Net interest income increased $16.9 million, or 49.7%, to $51.1 million for the nine months ended September 30, 2011 compared to $34.1 million during the same period in the prior year. These increases were a result of the increased earning assets acquired from the Cowlitz Bank and Pierce Commercial Bank acquisitions (“Cowlitz and Pierce Acquisitions”) and an increase in the net interest margin. Heritage’s net interest margin for the quarter ended September 30, 2011 increased to 5.47% from 4.42% for the same period in 2010. For the nine months ended September 30, 2011, the net interest margin increased to 5.49% from 4.53% for the same period in 2010. The increase in net interest margin was due primarily to increased loan yields as a result of discount accretion on the loan portfolios acquired in the Cowlitz and Pierce Acquisitions. The effect on the net interest margin of discount accretion on the acquired loan portfolio for the three months and nine months ended September 30, 2011 was approximately 72 basis points and 69 basis points, respectively, compared to 9 basis points and 3 basis points, respectively, for the three months and nine months ended September 30, 2010. Interest reversals on nonaccrual originated loans impacting the net interest margin for the three months and nine months ended September 30, 2011 were approximately 11 basis points and 12 basis points, respectively, compared to 14 basis points and 17 basis points, respectively, for the prior year three months and nine months ended September 30, 2010.

The provision for loan losses on originated loans decreased $1.8 million, or 82.0% to $395,000 for the quarter ended September 30, 2011 from $2.2 million for the quarter ended September 30, 2010 and decreased $1.6 million, or 80.2%, from $2.0 million for the linked quarter ended June 30, 2011. For the nine months ended September 30, 2011, the provision for loan losses on originated loans decreased to $5.0 million from $9.1 million for the nine months ended September 30, 2010. The decrease in provision expense was substantially due to lower net charge-offs on originated loans during the September 30, 2011 period as compared to prior periods. The Company had net charge-offs of $19,000 for the quarter ended September 30, 2011 compared to $1.4 million for the quarter ended June 30, 2011 and $3.3 million for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, the Company had net charge-offs of $4.7 million compared to $10.1 million for the nine months ended September 30, 2010.

The provision for loan losses on purchased loans totaled $2.8 million and $6.1 million, respectively, for the three months and nine months ended September 30, 2011. These provisions were due substantially to the decrease of estimated cash flows in certain pools of acquired loans from the original cash flow estimations. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $2.3 million in the quarter ended September 30, 2011 compared to $3.2 million in the quarter ended June 30, 2011. The FDIC indemnification asset decreased approximately ($1.7) million for both the quarters ended September 30, 2011 and June 30, 2011.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended		Nine months Ended
(in thousands)	September 30, 2011	June 30, 2011	September 30, 2011
Incremental accretion income over stated note rate(1)	$2,298	$3,194	$6,475
Change in FDIC indemnification asset	(1,666)	(1,712)	(2,578)
Provision for loan losses	(2,821)	(1,529)	(6,128)

Pre-tax earnings impact	$(2,189)	$(47)	$(2,231)

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Senior Vice President and Chief Financial Officer, commented, “Although we continue to be pleased with the overall performance of the combined acquired loan portfolios, we experienced an elevated level of provisioning on the acquired portfolios during the quarter ended September 30, 2011. We expect to continue to see some volatility in the near-term from the earnings impact of the acquired loan portfolios as we work through some of the more troubled acquired assets.”

Non-interest income decreased $2.0 million to $861,000 for the quarter ended September 30, 2011 compared to $2.9 million for the same period in 2010. The decrease is due substantially to the effects of the change in the FDIC indemnification asset and the gain on the Cowlitz Bank acquisition during the quarter ended September 30, 2010. In addition, service charges on deposits for the quarter ended September 30, 2011 increased $120,000 from the same period in the prior year due to increases in deposit accounts as a result of the Cowlitz and Pierce Acquisitions. For the nine months ended September 30, 2011, non-interest income decreased $1.9 million to $5.2 million from $7.1 million for the nine months ended September 30, 2010.

Non-interest expense increased $2.1 million, or 20.6%, to $12.4 million during the quarter ended September 30, 2011 compared to $10.3 million for the quarter ended September 30, 2010 and increased $12.5 million, or 46.7%, to $39.2 million for the nine months ended September 30, 2011 compared to $26.7 million for the nine months ended September 30, 2010. The increase for the three months ended September 30, 2011 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $1.3 million, increased occupancy and equipment expense of $499,000, and increased marketing expense of $129,000. The increase for the nine months ended September 30, 2011 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $6.8 million, increased occupancy and equipment expense of $2.0 million, increased data processing of $626,000, increased other real estate owned expense (including valuation adjustments) of $629,000, increased professional services of $342,000 and increased state and local taxes expense of $347,000. These increases were substantially due to the Cowlitz and Pierce Acquisitions.

Dividend

On October 27, 2011, the Company’s Board of Directors declared a dividend of $0.05 per share payable on November 23, 2011 to shareholders of record on November 10, 2011.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on October 28, 2011, at 11:00 a.m. PDT. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. PDT. The call will be available for replay through November 11, 2011, by dialing (800) 475-6701 – access code 219587.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	September 30, 2011	June 30, 2011	September 30, 2010
Stockholders’ equity	$206,115	$205,651	$163,035
Less: goodwill and otherintangible assets	14,632	14,739	14,921

Tangible equity	191,483	190,912	148,114
Less: preferred stock	—	—	23,582

Tangible common equity	$191,483	$190,912	$124,532

Total assets	$1,369,090	$1,338,735	$1,254,534
Less: goodwill and other intangible assets	14,632	14,739	14,921

Tangible assets	$1,354,458	$1,323,996	$1,239,613

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes from the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations that have been or will be promulgated thereunder; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar, changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	September 30, 2011	June 30, 2011	September 30, 2010
Assets
Cash on hand and in banks	$30,081	$31,069	$27,749
Interest earning deposits	121,921	86,323	133,982
Federal funds sold	—	—	15,950
Investment securities available for sale	141,747	147,864	119,120
Investment securities held to maturity	12,446	13,175	14,317
Loans held for sale	922	673	1,127
Originated loans receivable	802,941	782,497	756,150
Less: Allowance for loan losses	(22,387)	(22,011)	(25,204)

Originated loans receivable, net	780,554	760,486	730,946
Purchased covered loans, net of allowance for loan losses of $3,682, $2,516 and $0	111,392	117,604	134,011
Purchased non-covered loans, net of allowance for loan losses of $2,366, $791 and $0	92,364	103,473	—

Total loans, net	984,310	981,563	864,957
FDIC indemnification asset	12,079	14,485	16,084
Other real estate owned ($588, $0 and $0 covered by FDIC loss share, respectively)	2,590	1,911	1,920
Premises and equipment, net	22,788	22,456	16,722
Federal Home Loan Bank (“FHLB”) stock	5,594	5,594	4,753
Accrued interest receivable	5,137	5,069	5,100
Prepaid expenses and other assets	14,843	13,814	17,832
Goodwill and other intangible assets	14,632	14,739	14,921

Total assets	$1,369,090	$1,338,735	$1,254,534

Liabilities and Stockholders’ Equity
Deposits	$1,137,445	$1,107,720	$1,068,020
Other borrowings	—	—	2,188
Securities sold under agreement to repurchase	18,770	17,272	15,687
Accrued expenses and other liabilities	6,760	8,092	5,604

Total liabilities	1,162,975	1,133,084	1,091,499

Preferred stock	—	—	23,582
Common stock	127,780	128,825	74,205
Unearned compensation	(116)	(138)	(203)
Retained earnings	76,681	75,628	64,578
Accumulated other comprehensive income, net	1,770	1,336	873

Total stockholders’ equity	206,115	205,651	163,035

Total liabilities and stockholders’ equity	$1,369,090	$1,338,735	$1,254,534

Common stock, shares outstanding	15,583,141	15,649,383	11,134,884

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest income:
Interest and fees on loans	$17,850	$18,829	$14,053	$53,252	$37,927
Taxable interest on investment securities	792	768	629	2,223	2,049
Nontaxable interest on investment securities	214	199	146	592	297
Interest on federal funds sold and interest earning deposits	65	61	112	206	232

Total interest income	18,921	19,857	14,940	56,273	40,505

Interest expense:
Deposits	1,604	1,682	2,238	5,161	6,330
Borrowed funds	18	20	23	61	64

Total interest expense	1,622	1,702	2,261	5,222	6,394

Net interest income	17,299	18,155	12,679	51,051	34,111
Provision for loan losses on originated loans	395	1,995	2,195	4,985	9,095
Provision for loan losses on purchased loans	2,821	1,529	—	6,128	—

Net interest income after provision for loan losses	14,083	14,631	10,484	39,938	25,016

Non-interest income:
Gain on bank acquisition	—	—	438	—	438
Gain on sales of loans	58	35	26	245	127
Service charges on deposits	1,332	1,278	1,212	3,847	3,318
Merchant Visa income	754	731	823	2,184	2,333
Change in FDIC indemnification asset	(1,666)	(1,712)	—	(2,578)	—
Other income	383	521	367	1,495	850

Total non-interest income	861	853	2,866	5,193	7,066

Non-interest expense:
Salaries & employee benefits	6,495	7,075	5,191	20,207	13,406
Occupancy and equipment	1,749	1,719	1,250	5,314	3,268
Data processing	553	636	549	2,011	1,385
Marketing	390	379	261	1,084	895
Merchant Visa	622	602	680	1,793	1,937
Professional services	517	413	598	1,564	1,222
State and local taxes	290	369	295	1,015	668
Impairment loss on securities	28	19	28	73	273
Federal deposit insurance	384	432	423	1,272	1,125
Other real estate owned, net	31	48	5	596	(33)
Other expense	1,348	1,483	1,004	4,305	2,597

Total non-interest expense	12,407	13,175	10,284	39,234	26,743

Income before income taxes	2,537	2,309	3,066	5,897	5,339
Income tax expense	701	624	1,024	1,611	1,746

Net income	$1,836	$1,685	$2,042	$4,286	$3,593

Dividends accrued and discount accreted on preferred shares	$—	$—	$332	$—	$995

Net income applicable to common shareholders	$1,836	$1,685	$1,710	$4,286	$2,598

Basic earnings per common share	$0.12	$0.11	$0.16	$0.28	$0.24
Diluted earnings per common share	$0.12	$0.11	$0.15	$0.28	$0.23
Average number of common shares outstanding	15,458,795	15,463,260	11,014,544	15,456,760	11,009,436
Average number of diluted common shares outstanding	15,511,331	15,533,025	11,068,240	15,522,913	11,058,052

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Performance Ratios:
Efficiency ratio	68.32%	69.31%	66.16%	69.76%	64.95%
Return on average assets	0.54%	0.51%	0.66%	0.43%	0.44%
Return on average common equity	3.52%	3.29%	4.85%	2.79%	2.52%
Average Balances:
Loans, including purchased loans	$988,783	$972,608	$852,253	$978,011	$766,081
Taxable investment securities	134,213	130,060	109,502	129,579	101,885
Nontaxable investment securities	25,784	23,914	17,456	23,624	10,820
Interest earning deposits and federal funds sold	99,559	95,641	180,236	105,621	124,391
Total interest earning assets	1,253,933	1,227,817	1,137,567	1,242,429	1,007,031
Total assets	1,356,353	1,330,054	1,226,671	1,346,300	1,083,543
Interest bearing deposits	915,646	904,075	888,168	914,024	770,539
Securities sold under agreement to repurchase	19,015	17,998	13,618	19,166	12,732
Total interest bearing liabilities	934,661	922,073	901,946	933,190	783,325
Non-interest bearing deposits	208,666	195,112	159,693	199,853	135,659
Total equity	206,856	205,625	163,522	205,588	161,640
Common equity	206,856	205,625	139,972	205,588	138,121
Tangible common equity	192,159	190,816	125,521	190,779	124,407
Net Interest Spread:
Yield on loans, net	7.16%	7.77%	6.75%	7.28%	6.62%
Yield on taxable investment securities	2.34%	2.37%	2.28%	2.29%	2.69%
Yield on nontaxable investment securities	3.30%	3.34%	3.32%	3.35%	3.67%
Yield on interest earning deposits and federal funds sold	0.26%	0.26%	0.25%	0.26%	0.25%
Yield on interest earning assets	5.99%	6.49%	5.21%	6.06%	5.38%
Cost of interest bearing deposits	0.70%	0.75%	1.00%	0.75%	1.10%
Cost of securities sold under agreement to repurchase	0.39%	0.45%	0.62%	0.42%	0.65%
Cost of interest bearing liabilities	0.69%	0.74%	0.99%	0.75%	1.09%
Net interest spread	5.30%	5.75%	4.22%	5.31%	4.29%
Net interest margin	5.47%	5.93%	4.42%	5.49%	4.53%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Allowance for Loan Losses:
Originated loans:
Allowance balance, beginning of period	$22,011	$21,382	$26,268	$22,062	$26,164
Provision for loan losses	395	1,995	2,195	4,985	9,095
Net charge-offs:
Commercial business	(16)	1,160	1,369	1,659	4,333
One-to-four family residential	—	—	—	15	—
Real estate construction	—	197	1,761	2,845	5,579
Consumer	35	9	129	141	143

Total net charge-offs	19	1,366	3,259	4,660	10,055

Allowance balance, end of period	$22,387	$22,011	$25,204	$22,387	$25,204

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	Purchased Covered	Purchased Non-Covered	Purchased Covered	Purchased Non-Covered
Allowance for Purchased Loan Losses:
Allowance balance, beginning of period	$2,516	$791	$—	$—
Charge-offs	80	—	80	—
Provision for loan losses	1,246	1,575	3,762	2,366

Allowance balance, end of period	$3,682	$2,366	$3,682	$2,366

	Three Months Ended			Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Other Real Estate Owned:
Balance, beginning of period	$1,911	$3,518	$1,590	$3,030	$704
Additions	1,759	—	591	3,096	4,054
Dispositions	(1,058)	(1,333)	(284)	(2,866)	(1,931)
Gain (loss) on sale	(22)	(40)	47	(75)	140
Valuation adjustments	—	(234)	(24)	(595)	(1,047)

Balance, end of period	$2,590	$1,911	$1,920	$2,590	$1,920

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	September 30, 2011	June 30, 2011	September 30, 2010
Financial Measures:
Book value per common share	$13.23	$13.14	$12.52
Tangible book value per common share	$12.29	$12.20	$11.18
Stockholders’ equity to total assets	15.1%	15.4%	13.0%
Tangible common equity to tangible assets	14.1%	14.4%	10.1%
Tier 1 leverage capital to average assets	14.1%	14.4%	12.2%
Tier 1 capital to risk-weighted assets	20.4%	20.4%	18.4%
Total capital to risk-weighted assets	21.7%	21.6%	19.7%
Net loans to deposits ratio	86.6%	88.7%	81.0%

	As of Period End
	September 30, 2011	June 30, 2011	September 30, 2010
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$9,269	$11,566	$10,758
One-to-four family residential	1	—	—
Real estate construction and land development	16,292	12,123	17,870
Consumer	211	105	—

Total nonaccrual originated loans(1)(2)	25,773	23,794	28,628

Other noncovered real estate owned	2,002	1,911	1,920

Nonperforming originated assets	$27,775	$25,705	$30,548

Restructured originated performing loans(3)	$7,244	$5,195	$398
Originated accruing loans past due 90 days or more	1,136	531	2,353
Potential problem originated loans(4)	39,025	47,311	51,526
Allowance for loan losses to:
Total originated loans	2.79%	2.81%	3.33%
Nonperforming originated loans(5)	94.70%	109.38%	97.02%
Nonperforming originated loans to total originated loans(5)	2.94%	2.57%	3.44%
Nonperforming originated assets to total originated assets(5)	2.20%	1.97%	2. 49%

(1)	$12.7 million, $5.3 million and $8.4 million of nonaccrual loans were considered troubled debt restructurings at September 30, 2011, June 30, 2011and September 30, 2010, respectively.
(2)	$2.1 million, $3.7 million and $2.6 million of nonaccrual loans were guaranteed by government agencies at September 30, 2011, June 30, 2011and September 30, 2010, respectively.
(3)	$592,000 of restructured loans were guaranteed by government agencies at September 30, 2011. There were no restructured loans guaranteed by government agencies at June 30, 2011and September 30, 2010, respectively.
(4)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $4.3 million, $4.8 million and $5.4 million of potential problem originated loans were guaranteed by government agencies at September 30, 2011, June 30, 2011and September 30, 2010, respectively.
(5)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	September 30, 2011		June 30, 2011(1)		September 30, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$280,692	35.0%	$272,313	34.8%	$235,573	31.1%
Owner-occupied commercial real estate	162,088	20.2%	156,615	20.0%	162,636	21.5%
Non-owner occupied commercial real estate	221,822	27.6%	219,154	28.0%	223,456	29.5%

Total commercial business	664,602	82.8%	648,082	82.8%	621,665	82.1%
One-to-four family residential	37,783	4.7%	38,704	5.0%	49,487	6.7%
Real estate construction and land development:
One-to-four family residential	23,327	2.9%	23,845	3.0%	29,924	4.0%
Five or more family residential and commercial properties	47,256	5.9%	42,043	5.4%	33,009	4.3%

Total real estate construction and land development	70,583	8.8%	65,888	8.4%	62,933	8.3%
Consumer	31,545	3.9%	31,447	4.0%	23,568	3.1%

Gross originated loans	804,513	100.2%	784,121	100.2%	757,653	100.2%
Deferred loan fees	(1,572)	(0.2)%	(1,624)	(0.2)%	(1,503)	(0.2)%

Total originated loans	802,941	100.0%	782,497	100.0%	756,150	100.0%

Purchased covered loans	115,074		120,120		134,011
Purchased non-covered loans	94,730		104,264		—

Total loans, net of deferred loan fees	$1,012,745		$1,006,881		$890,161

(1)	During the quarter ended June 30, 2011, certain loans were reclassified to better represent the class of loan based on the Bank’s methodology.

	September 30, 2011		June 30, 2011		September 30, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Non-interest demand deposits	$215,689	18.9%	$193,815	17.5%	$179,821	16.8%
NOW accounts	310,270	27.3%	311,324	28.1%	277,069	26.0%
Money market accounts	158,046	13.9%	148,401	13.4%	130,194	12.2%
Savings accounts	104,751	9.2%	100,990	9.1%	98,677	9.2%

Total non-maturity deposits	788,756	69.3%	754,530	68.1%	685,761	64.2%
Certificate of deposit accounts	348,689	30.7%	353,190	31.9%	382,259	35.8%

Total deposits	$1,137,445	100.0%	$1,107,720	100.0%	$1,068,020	100.0%